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                                EXHIBIT 23(H)(2)

                       ADMINISTRATIVE SERVICES AGREEMENT

This agreement is entered into as of May 17, 2002 by TRANSAMERICA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company ("TIM"), and AEGON/TRANSAMERICA FUND ADVISERS, INC., a Florida corporation (the "Administrator").

WHEREAS, TIM has entered into an Investment Management Agreement (referred to herein as the "Management Agreement") dated May 17, 2002 with Transamerica Index Funds, Inc. (the "Fund"), a Maryland corporation, under which TIM has agreed among other things, to provide management and administrative services to certain series of beneficial interest in the Fund. (See Schedule A)

WHEREAS, the Management Agreement provides that TIM may engage the Administrator to furnish it with management and administrative services to assist TIM in carrying out certain of its functions under the Management Agreement.

WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by the Administrator to TIM and the terms and conditions under which such services will be rendered.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. SERVICES OF THE ADMINISTRATOR. The Administrator shall provide executive oversight and management services to TIM and the Fund. Subject to the overall supervision of TIM and the Directors, the Administrator shall furnish to the Fund the services of executive and administrative personnel to supervise and oversee the performance of all administrative, recordkeeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Fund other than the investment function, and shall supervise and coordinate the Fund's Custodian and its Transfer Agent and monitor their services to the Fund. The Administrator shall also assist TIM and the Fund in maintaining communications and relations with shareholders of the Fund, answer shareholder inquiries or supervise such activity by the Fund's transfer agent, assist in preparations of reports to shareholders of the Fund and prepare sales literature promoting the sale of the Fund's shares as requested by TIM and the Fund. The Administrator shall provide the Fund with necessary office space, telephones and other communications facilities.

2.       OBLIGATIONS OF TIM. TIM shall have the following obligations under this
         Agreement:

         (a) to provide the Administrator with access to all information, documents and records of and about the Fund that are necessary to permit the Administrator to carry out its functions and responsibilities under this Agreement;

         (b) to furnish the Administrator with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and with copies of any financial statement or reports made by the Fund to its shareholders or to any governmental body or security exchange;

         (c) to compensate the Administrator for its services under this Agreement by the payment of fees as will be agreed upon from time to time.

3. INVESTMENT COMPANY ACT COMPLIANCE. In performing services hereunder, the Administrator shall at all times comply with the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and any other federal or state securities laws.

4. PURCHASES BY AFFILIATES. Neither the Administrator nor any of its officers shall take a long or short position in the securities issued by each series in the Fund. The prohibition, however shall not prevent the purchase of shares of a series issued by the Fund by the officers and Directors of the Administrator (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund's current prospectus, in accordance with Section 22 of the 1940 Act.

5. TERMS AND TERMINATION. This Agreement shall continue in effect until terminated pursuant to the provisions hereof. This Agreement shall terminate automatically upon the termination of the Management Agreement. This Agreement may be terminated at any time, without penalty, by TIM or by the Fund by giving 60 days' written notice of such termination


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         to the Administrator at its principal place of business, or may be terminated at any time by the Administrator by giving 60 days' written notice of such termination to the Fund and TIM at their respective places of business.

6. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the 1940 Act of this Agreement.

7. AMENDMENTS. This Agreement may be amended only by written instrument signed by the parties hereto.

8. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                              TRANSAMERICA INVESTMENT MANAGEMENT, LLC


By: /s/ Ann Marie Swanson            By: /s/ Gary U. Rolle'
   ----------------------------         --------------------------------------
Name:  Ann Marie Swanson             Name:  Gary U. Rolle'
Title: Compliance/Counsel            Title: President & Chief Investment Officer

ATTEST:                              AEGON/TRANSAMERICA FUND ADVISERS, INC.


By: /s/ Gayle A. Morden              By:    /s/ John K. Carter
   ----------------------------         --------------------------------------
   Gayle A. Morden                    John K. Carter
   Assistant Vice President and       Senior Vice President, General Counsel,
   Assistant Secretary                Compliance Officer and Secretary


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                                   SCHEDULE A

                                      FUNDS

                        Transamerica Large Cap Index Fund
                         Transamerica Mid-Cap Index Fund


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